Exhibit 10.2

AWARD AGREEMENT
Under the Aventine Renewable Energy Holdings, Inc.
2003 Stock Incentive Plan

     THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of ____________ __, 20__ between Aventine Renewable Energy Holdings, Inc. (the “Company”) and [_________________] (the “Optionee”).

     Pursuant to Article 6 of the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Optionee an option (the “Option”) to purchase Shares on the terms and conditions as set forth in this Award Agreement and in the Plan. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

     In accordance with this grant, and as a condition thereto, the Company and the Optionee agree as follows:

     SECTION 1. Exercise Price; Number Of Shares; Date Of Grant; Vesting Schedule. The Option is a nonqualified option under the Code and has the following terms and conditions:

Exercise Price	$[ ]

Number of Shares	[________]
Subject to the Option

Grant Date	___________ __, 20__

Vesting Schedule

     SECTION 2. Term and Exercise Schedule. This Option shall not be exercisable to any extent after the tenth anniversary of the Grant Date (the “Expiration Date”). Subject to the terms and conditions of this Award Agreement and the Plan, the Optionee shall be entitled to exercise the Option prior to the Expiration Date and to purchase Shares hereunder in accordance with the vesting schedule set forth in Section 1 above. The right to exercise this Option shall be cumulative so that to the extent this Option is not exercised when it becomes initially exercisable with respect to any Shares, it shall be exercisable with respect to such Shares at any time thereafter as provided herein and in the Plan until the Expiration Date and any Shares subject to this Option which have not then been purchased may not, thereafter, be purchased hereunder. A Share shall be considered to have been purchased on or before the Expiration Date if the Company has been given notice of the purchase pursuant to Sections 3 and 8, and the Company has actually received payment for the Share on or before the Expiration Date.

     SECTION 3. Notice of Exercise, Payment and Certificate. Exercise of this Option, in whole or in part, shall be by delivery of a written notice to the Company as provided in Section 8 which specifies the number of Shares being purchased and is accompanied by payment therefor in cash, or such other consideration as may be permitted by the Company. Promptly after receipt of such notice and the Exercise Price with respect to the Option (or portion thereof) to be exercised (or adequate provision therefor, in the Company’s sole discretion), the Company shall deliver to the Optionee the number of Shares purchased. Shares to be issued upon the exercise of this Option may be either authorized and unissued Shares or Shares which have been reacquired by the Company.

     SECTION 4. Termination of Employment. This Option may be exercised only while the Optionee is employed (as an employee or an officer) by the Company or is otherwise performing services for the Company (as a director or consultant), except as follows:

     (a) Death or Disability. If the Optionee’s employment or service with the Company terminates due to his or her death or Disability, the Optionee (or his representative or successor) shall have the right to exercise this Option, to the extent that the Optionee was entitled to do so on the date of termination of his or her employment or service, for a period which ends not later than the earlier of (i) one year after such termination and (ii) the Expiration Date.

     (b) Termination with Cause. If the Optionee’s employment or service with the Company is terminated by the Company for Cause, this Option shall be deemed immediately forfeited and cancelled in its entirety upon such termination of employment or service without any payment or consideration being due from the Company.

     (c) Other Terminations. In the case of any termination of employment or service other than as set forth above, the Optionee shall have the right to exercise this Option, to the extent that the Optionee was entitled to do so on the date of termination of his or her employment or service, for a period which ends not later than the earlier of (i) ninety (90) days after such termination and (ii) the Expiration Date.

     For purposes of this Award Agreement, employment by a Subsidiary of the Company shall be deemed to be employment by the Company.

     SECTION 5. Confidentiality and Non-competition. As a condition to the receipt of the Option, the Optionee agrees that:

     (a) From the date hereof until the first anniversary of the date on which the Optionee’s employment or service with the Company is terminated for any reason, the Optionee shall not, directly or indirectly, on his or her own account or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, a Business, as such term is defined below; provided that the Optionee may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Optionee beneficially owning, directly or indirectly, at any time, the lesser of (i) 1% or more of the equity securities of any such corporation or (ii) equity securities of any such corporation having a fair market value of $250,000 or more. As used herein “Business” means the business of producing, marketing, purchasing, selling, reselling and distributing ethanol and related bio-products and co-products (and incidental related activities) in the midwestern United States, with respect to production activities, and throughout the United States, with respect to all other activities.

     (b) From the date hereof until the first anniversary of the date on which the Optionee’s employment or service with the Company is terminated for any reason, the Optionee shall not, directly or indirectly, (i) induce or attempt to induce any employee, officer or consultant of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee, officer or consultant thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any of its Subsidiaries at any time during the twelve months prior to the date such person is to be so hired, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries (including making any negative statements or communications concerning the Company or any of its Subsidiaries).

     (c) During the Optionee’s employment or service with the Company and at all times and after the termination of the Optionee’s employment or service with the Company, the Optionee shall not disclose or use for the Optionee’s own benefit or purposes or the benefit or purposes of any Person other than the Company, any trade secrets or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally; provided that the foregoing shall not apply to information which is required by law to be disclosed, or to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant.

     (d) The terms of this Section 5 are reasonable and necessary in light of the Optionee’s position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. In addition, any breach of the covenants contained in this Section 5 would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach.

     SECTION 6. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflict of law principles thereof.

     SECTION 7. Interpretation. The Optionee accepts this Option subject to all the terms and provisions of the Plan, which shall control in the event of any conflict between any provision of the Plan and this Award Agreement, and accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan and/or this Award Agreement. The Optionee acknowledges receiving a copy of the Plan.

     SECTION 8. Notices. Any notice under this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, at its principal office located at 1300 S. Second Street, Pekin, Illinois 61555, or if the Company should move its principal office, to such other principal office, and, in the case of the Optionee, to his or her last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

     SECTION 9. Sections and Headings. All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

     SECTION 10. Tax Withholding. The Optionee acknowledges that this Option is subject to Article 11 of the Plan, and the Company is entitled to take any actions necessary to satisfy its tax withholding obligations.

     SECTION 11. Counterparts. This Award Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first above written.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:

Name:
Title: